Exhibit 5.1

lawyers@saul.com www.saul.com 948580.00047

August 11, 2021

Corporate Office Properties Trust

Suite 300

6711 Columbia Gateway Drive

Columbia, Maryland 21046

Re:       $400,000,000 of 2.000% Senior Notes due 2029

Ladies and Gentlemen:

We have acted as Maryland counsel to Corporate Office Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with its Registration Statement on Form S-3 filed on April 8, 2019 (the “S-3 Registration Statement”). The S-3 Registration Statement relates to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time, in one or more series, together or separately, as set forth in the Prospectus (as hereinafter defined), and as may be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the guarantee by the Company pursuant to a Guarantee expected to be dated August 11, 2021, in the form set forth in Section 1601 of the Indenture (as defined in the Underwriting Agreement) (the “Guarantee”) in a proposed public offering, pursuant to an underwriting agreement (the “Underwriting Agreement”) by and among the Company, Corporate Office Properties, L.P., a Delaware limited partnership (“COPLP”), and J.P. Morgan Securities LLC, Barclays Capital Inc., KeyBank Capital Markets Inc. and Wells Fargo Securities, LLC (collectively, and together with the several underwriters named in Schedule I of the Underwriting Agreement, the “Underwriters”) of up to $400,000,000 of 2.000% Senior Notes due 2029 (collectively, the “Notes”), as described in the Prospectus, and a prospectus supplement dated August 2, 2021 (the “Prospectus Supplement”). This opinion is rendered pursuant to Item 9.01 of Form 8-K and Item 601(b)(5) of Regulation S-K.

As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):

500 E. Pratt Street ◆ Suite 900 ◆ Baltimore, MD 21202-3133

Phone: (410) 332-8600 ◆ Fax: (410) 332-8862

DELAWARE FLORIDA ILLINOIS MARYLAND MASSACHUSETTS MINNESOTA NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC

A DELAWARE LIMITED LIABILITY PARTNERSHIP

Corporate Office Properties Trust

August 11, 2021

(i)       the S-3 Registration Statement, as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”);

(ii)      the prospectus contained in the S-3 Registration Statement (the “Prospectus”);

(iii)     the Prospectus Supplement;

(iv)     the form of the Guarantee; and

(v)      a copy of the executed Underwriting Agreement.

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(vi)     a certificate of status for the Company issued by the State Department of Assessments and Taxation of Maryland dated July 29, 2021;

(vii)    a certified copy of the Amended and Restated Declaration of Trust of the Company dated March 3, 1998, as amended September 29, 1998, July 6, 1999, February 2, 2000, January 29, 2001, April 5, 2001, September 13, 2001, October 12, 2001, August 6, 2003, September 12, 2003, December 12, 2003, June 8, 2004, December 28, 2004, July 24, 2006, January 9, 2007, May 27, 2008, May 18, 2010, June 19, 2012, June 25, 2012, September 22, 2014, November 14, 2016, May 15, 2017, October 30, 2017 and May 15, 2018 (collectively, the “Declaration of Trust”);

(viii)   a certified copy of the Amended and Restated Bylaws of the Company, as amended and effective on May 11, 2017 (collectively, the “Bylaws”);

(ix)      a copy of the resolutions adopted at a meeting of the Board of Trustees of the Company on July 27, 2021 (the “Board Resolutions”);

(x)       a copy of the resolutions adopted at a telephonic meeting of the Transaction Committee of the Board of Trustees of the Company on August 2, 2021 (together with the Board Resolutions, the “Resolutions”);

(xi)      a certificate of the Secretary of the Company as to the authenticity of the Declaration of Trust and Bylaws, the Resolutions approving the consummation of the transactions contemplated by the Underwriting Agreement, and other matters that we have deemed necessary and appropriate; and

(xii)     such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

Corporate Office Properties Trust

August 11, 2021

In reaching the opinions set forth below, we have assumed:

(a)         that all signatures on the Documents and any other documents submitted to us for examination are genuine;

(b)         the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(c)         the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(d)         that all persons executing Documents on behalf of any party (other than the Company) are duly authorized;

(e)         that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of the Documents as executed and delivered;

(f)          that all representations, warranties, statements and information contained in the Documents are accurate and complete;

(g)         that there has been no oral or written modification of or amendment to the Documents, and there has been no waiver of any provision of the Documents, by actions or omission of the parties or otherwise;

(h)        that the Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder;

(i)          that there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Notes and the issuance, execution and delivery of the Guarantee;

(j)          that at the time of issuance, execution and delivery of the Guarantee, all contemplated additional actions shall have been taken, and the authorization of the Guarantee will not have been modified or rescinded;

(k)         that the issuance, execution and delivery of the Guarantee, and the compliance by the Company with the terms of the Guarantee, will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company; and

(l)          that consideration that is fair and sufficient to support the Guarantee has been and would be deemed by a court of competent jurisdiction to have been duly received by the Company.

Corporate Office Properties Trust

August 11, 2021

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of David L. Finch, as Secretary of the Company, and have assumed that the Secretary’s Certificate and representations are true and complete and continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1.       The Guarantee has been duly authorized by all necessary trust action.

2.       When and if (a) the terms of the Guarantee relating to the Notes have been duly established, (b) the instruments relating to the Guarantee have been approved and authorized by the Board of Trustees of the Company and duly executed and delivered by the proper officers of the Company, and (c) the Notes to which the Guarantee relates have been duly issued and sold and the purchase price therefor has been received by COPLP, the Guarantee will constitute a valid and legally binding obligation of the Company, except as enforcement of those terms may be limited by (x) bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (y) the exercise of judicial discretion in accordance with general principles of equity (regardless of whether enforceability is considered in a proceeding in law or equity).

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i)       We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(ii)      The parties have chosen the laws of the State of New York to govern matters of interpretation and enforcement of the Guarantee. In rendering our opinion, we have assumed, with your express permission, that the laws of the State of New York are identical to the laws of the State of Maryland in all respects material to our opinion. In rendering our opinion, we have further assumed that a court of competent jurisdiction would honor the parties’ choice of law and that New York law would be applied. We express no opinion as to the enforceability of the choice of law provision or the extent to which a court of competent jurisdiction would apply New York law to any issue(s) before it.

(iii)     We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iv)     We express no opinion on the application of federal or state securities laws to the transactions contemplated in the Documents.

Corporate Office Properties Trust

August 11, 2021

(v)      Enforceability may be limited to the extent that remedies are sought with respect to a breach that a court concludes is not material or does not adversely affect the holders of the Notes.

(vi)     We express no opinion on the enforceability of any provisions requiring the Company to waive procedural, judicial, or substantive rights, such as rights to notice, right to a jury trial, statutes of limitations, appraisal or valuation rights, and marshaling of assets.

(vii)    We express no opinion on the enforceability of any provisions requiring the Company to indemnify or make contribution to the Underwriters or their respective agents, officers, or directors or of any provisions exculpating the Underwriters from liability for their respective actions or inaction to the extent such indemnification, contribution or exculpation is contrary to public policy or law.

(viii)   We express no opinion on the enforceability of any provisions permitting modifications of the Documents only if in writing.

(ix)     We express no opinion on the enforceability of any provision stating that the provisions of the Documents are severable.

(x)      We express no opinion on the enforceability of any provisions relating to or purporting to require arbitration.

(viii)   We express no opinion as to the availability of specific performance or injunctive relief in any proceeding to enforce, or declare valid and enforceable, any provision of the Documents.

The opinions expressed in this letter are furnished only with respect to the transactions contemplated by the Documents. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K, filed with the Commission on the date hereof, and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SAUL EWING ARNSTEIN & LEHR LLP